ISSUER FREE WRITING PROSPECTUS NO. 1818AB Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated August 22, 2013 Deutsche Bank AG Airbag Return Optimization Securities
Linked to the Euro STOXX 50® Index due on or about August 30, 2016

Investment Description
Airbag Return Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the Euro STOXX 50® Index (the “Index”). If the Index Return is positive, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to 1.50 (the “Multiplier”) times the Index Return, up to the Maximum Gain of between 35.50% and 37.50% (the actual Maximum Gain will be determined on the Trade Date). If the Index Return is negative, but equal to or greater than the Threshold Percentage of -20.00%, the Issuer will repay the full Face Amount at maturity. However, if the Index Return is negative and less than the Threshold Percentage, the Issuer will repay less than the full Face Amount, and you will lose 1.25% of the Face Amount of your Securities for every 1.00% by which the negative Index Return is less than the Threshold Percentage, up to a loss of the full Face Amount. Investing in the Securities involves significant risks. You may lose some or all of your initial investment. You will not receive dividends or other distributions paid on any stocks included in the Index. The contingent repayment of the Face Amount only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire initial investment.
Features	Key Dates1
❑ Enhanced Growth Potential: At maturity, the Securities enhance any positive Index Return up to the Maximum Gain. In this case, the Issuer will repay the Face Amount and pay a return equal to the Multiplier times the Index Return, up to the Maximum Gain of between 35.50% and 37.50% (the actual Maximum Gain will be determined on the Trade Date). If the Final Level is less than the Initial Level, investors may be exposed to the decline in the level of the Index at maturity.
❑ Downside Market Exposure with Contingent Repayment of Principal — If you hold the Securities to maturity and the Index Return is negative but equal to or greater than the Threshold Percentage, the Issuer will repay the full Face Amount at maturity, and you will not participate in any decrease in the level of the Index. However, if the Index Return is negative and less than the Threshold Percentage, the Issuer will pay you less than the Face Amount, resulting in a 1.25% loss on the Face Amount of your Securities for every 1.00% by which the negative Index Return is less than the Threshold Percentage. In this scenario, you will lose some or all of your initial investment. Any payment on the Securities, including any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer.  If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date2 Maturity Date2	August 23, 2013 August 28, 2013 August 23, 2016 August 30, 2016
1 Expected. 2 See page 4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR FULL INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Airbag Return Optimization Securities linked to the performance of the Index. The return on the Securities is subject to and limited by the Maximum Gain. The Initial Level and Maximum Gain will be determined on the Trade Date. The Securities are our unsubordinated and unsecured obligations and will be issued in minimum denominations of $1,000 and integral multiples thereof.

Index	Initial Level	Maximum Gain	Multiplier	Threshold Percentage	CUSIP/ ISIN
Euro STOXX 50® Index (Ticker: SX5E)		35.50% to 37.50%	1.50	-20.00%	25155L624 / US25155L6240

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in underlying supplement No. 1 dated October 1, 2012, product supplement AB dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.

The Issuer’s estimated value of the Securities on the Trade Date is approximately $947.00 to $967.00 per $1,000 Face Amount of Securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this free writing prospectus for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying underlying supplement, product supplement AB, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Offering of Securities	Price to Public(1)	Discounts and Commissions(1)	Proceeds to Us
Airbag Return Optimization Securities linked to the Euro STOXX 50® Index
Per Security	$1,000.00	$25.00	$975.00
Total	$	$	$
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six and a quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this free writing prospectus, together with the underlying supplement No. 1 dated October 1, 2012, product supplement AB dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

♦	Product supplement AB dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005088/crt_dp33004-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. For the avoidance of doubt, the Payment at Maturity described in this free writing prospectus supersedes the Payment at Maturity if the Index Return is negative as described in Product Supplement AB.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Airbag Return Optimization Securities that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this free writing prospectus and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the Index or in the stocks included in the Index.

♦    You believe that the level of the Index will increase over the term of the Securities and are willing to give up any appreciation in excess of the Maximum Gain of between 35.50% and 37.50% (the actual Maximum Gain will be determined on the Trade Date).

♦    You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain was set equal to the bottom of the range of between 35.50% and 37.50% (the actual Maximum Gain will be determined on the Trade Date).

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦    You do not seek current income from this investment and are willing to forgo any dividends or any other distributions paid on the stocks composing the Index.

♦    You are willing to hold the Securities, which have a term of approximately three years, to maturity and accept that there may be little or no secondary market for the Securities.

♦    You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you, including any repayment of your initial investment at maturity.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You require an investment designed to guarantee a full return of the Face Amount at maturity.

♦    You cannot tolerate the loss of any of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the Index or the stocks included in the Index.

♦    You believe that the level of the Index will decline during the term of the Securities such that the negative Index Return will be less than the Threshold Percentage, or you believe the level of the Index will increase over the term of the Securities by more than the Maximum Gain.

♦    You seek an investment that participates in the full increase in the level of the Index or that has unlimited return potential, or you would be unwilling to invest in the Securities if the Maximum Gain was set equal to the bottom of the range of between 35.50% and 37.50% (the actual Maximum Gain will be determined on the Trade Date).

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦    You seek current income from this investment or prefer to receive any dividends and any other distributions paid on the stocks composing the Index.

♦    You are unable or unwilling to hold the Securities, which have a term of approximately three years, to maturity or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of your initial investment at maturity.

Indicative Terms		Initial Level	The Closing Level of the Index on the Trade Date
Issuer	Deutsche Bank AG, London Branch	Final Level	The Closing Level of the Index on the Final Valuation Date
Issue Price	$1,000 per Face Amount of Securities
INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF YOUR INITIAL INVESTMENT, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Face Amount	$1,000. The Payment at Maturity will be based on the Face Amount.
Term	Approximately 3 years
Trade Date1	August 23, 2013
Settlement Date1	August 28, 2013
Final Valuation Date1, 2	August 23, 2016
Maturity Date1, 2, 3	August 30, 2016
Index	Euro STOXX 50® Index (Ticker: SX5E)	Investment Timeline
Multiplier	1.50
Maximum Gain	35.50% to 37.50%. The actual Maximum Gain will be determined on the Trade Date.
Threshold Percentage	-20.00%
Downside Participation Factor	1.25
Payment at Maturity (per $1,000 Face Amount of Securities)
If the Index Return is positive, Deutsche Bank AG will pay you a cash payment of $1,000 per $1,000 Face Amount of Securities plus a return equal to the Index Return multiplied by 1.50, subject to the Maximum Gain, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Index Return x Multiplier and (ii) Maximum Gain)

If the Index Return is negative, but equal to or greater than the Threshold Percentage, Deutsche Bank AG will pay you a cash payment of $1,000 per $1,000 Face Amount of Securities.

If the Index Return is negative and less than the Threshold Percentage, Deutsche Bank AG will pay you a cash payment that is less than the full Face Amount of $1,000 per $1,000 Face Amount of Securities, and you will lose 1.25% of the Face Amount of your Securities for every 1.00% by which the negative Index Return is less than the Threshold Percentage, calculated as follows:

$1,000 + [$1,000 x (Index Return – Threshold Percentage) x Downside Participation Factor]

You will lose some or all of your investment at maturity if the Index Return is negative and less than the Threshold Percentage.

Index Return	Final Level – Initial Level Initial Level

1
In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the Securities remains the same.

2	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
3
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks
An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement AB. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay the full initial investment in the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive, zero or negative and if the Index Return is negative, whether it is less than the Threshold Percentage. If the Index Return is negative and less than the Threshold Percentage, Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a 1.25% loss on the Face Amount for every 1.00% by which the negative Index Return is less than the Threshold Percentage. Accordingly, you will lose some or all of your initial investment in the Securities if the Index Return is negative and less than the Threshold Percentage.

♦
The Multiplier Only Applies if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the return you realize may not reflect the full economic effect of the Multiplier or the Securities themselves and may be less than 1.5 times the Index’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full potential benefit of the Multiplier and receive the Maximum Gain on the Securities from the Issuer only if you hold the Securities to maturity.

♦
Capped Appreciation Potential — If the Final Level is greater than the Initial Level, you will be entitled to receive at maturity only the Face Amount plus an amount equal to the lesser of (i) the Index Return times the Multiplier and (ii) the Maximum Gain of between 35.50% and 37.50%. The actual Maximum Gain will be determined on the Trade Date. Your return on the Securities is subject to, and limited by, the Maximum Gain, regardless of any further increase in the level of the Index, which may be significant. Accordingly, the maximum Payment at Maturity will be between $13.55 and $13.75 per $1,000 Face Amount of Securities. As a result, the return on an investment in the Securities may be less than the return on a hypothetical direct investment in the Index or the stocks composing the Index.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the return of the Index at that time is not less than the Threshold Percentage.

♦	No Coupon Payments — Deutsche Bank AG will not pay coupon payments on the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG's credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
The Securities Are Subject to Non-U.S. Securities Markets Risks — The Index includes component stocks that are issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S.

economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the Index are issued by companies located in countries within the Eurozone, some of which are and have been experiencing economic stress.  Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦
The Index Return Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar — The Index is composed of stocks denominated in foreign currencies. However, the value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦
We Are One of the Companies That Make Up the Index — We are one of the companies that make up the Index. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities underlying the Index, or your securities. None of the other companies represented in the Index will be involved in the offering of the Securities in any way. Neither they nor we will have any obligation to consider your interests as a holder of the Securities in taking any corporate actions that might affect the value of your Securities.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

♦
Investing in the Securities Is Not the Same as Investing in the Index or the Stocks Composing the Index — The return on your Securities may not reflect the return you would realize if you were able to invest directly in the Index or the stocks composing the Index.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the level of the Index will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦   the expected volatility of the Index;

♦   the composition of the Index;

♦   the market prices and dividend rates on the stocks composing the Index and changes that affect those stocks and their issuers;

♦   the time remaining to the maturity of the Securities;

♦   interest rates and yields in the market generally;

♦   geopolitical conditions and a variety of economic, financial, political and regulatory or judicial events that affect the Index or the markets generally;

♦   supply and demand for the Securities; and

♦   our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this free writing prospectus is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six and a quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Affect the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks comprising the Index, and/or in futures, over-the-counter options, exchange-traded funds or other instruments with returns linked to the Index or the stocks comprising the Index may adversely affect the market value of the stocks composing the Index, the level of the Index, and, therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the stocks composing the Index, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Index Return and Payment at Maturity based on the closing level of the Index in the market.  The calculation agent can postpone the determination of the Index Return or the Maturity Date if a market disruption event occurs on the Final Valuation Date.  Deutsche Bank AG will also determine the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
We, Our Affiliates or Agents, or UBS AG or Its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Level of the Index to Which the Securities Are Linked and the Value of the Securities  — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity per $1,000 Face Amount of Securities for a hypothetical range of performances for the Index from -100.00% to +100.00%, reflect the Multiplier of 1.50, the Downside Participation Factor of 1.25 and the Threshold Percentage of -20.00%, and assume a Maximum Gain of 36.50% (the midpoint of the Maximum Gain range of 35.50% to 37.50%) and an Initial Level of 2,500.00. The actual Maximum Gain and Initial Level will be determined on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.
Final Level	Index Return (%)	Payment at Maturity ($)	Return on Securities (%)
5,000.00	100.000%	$1,365.00	36.50%
4,750.00	90.000%	$1,365.00	36.50%
4,500.00	80.000%	$1,365.00	36.50%
4,250.00	70.000%	$1,365.00	36.50%
4,000.00	60.000%	$1,365.00	36.50%
3,750.00	50.000%	$1,365.00	36.50%
3,500.00	40.000%	$1,365.00	36.50%
3,250.00	30.000%	$1,365.00	36.50%
3,108.33	24.333%	$1,365.00	36.50%
3,000.00	20.000%	$1,300.00	30.00%
2,750.00	10.000%	$1,150.00	15.00%
2,625.00	5.000%	$1,075.00	7.50%
2,500.00	0.000%	$1,000.00	0.00%
2,375.00	-5.000%	$1,000.00	0.00%
2,250.00	-10.000%	$1,000.00	0.00%
2,125.00	-15.000%	$1,000.00	0.00%
2,000.00	-20.000%	$1,000.00	0.00%
1,750.00	-30.000%	$875.00	-12.50%
1,500.00	-40.000%	$750.00	-25.00%
1,250.00	-50.000%	$625.00	-37.50%
1,000.00	-60.000%	$500.00	-50.00%
750.00	-70.000%	$375.00	-62.50%
500.00	-80.000%	$250.00	-75.00%
250.00	-90.000%	$125.00	-87.50%
0.00	-100.000%	$0.00	-100.00%

Example 1 — The Final Level of 3,500.00 is greater than the Initial Level of 2,500.00, resulting in an Index Return of 40.00%. Because the Index Return is positive and the product of the Multiplier of 1.50 and the Index Return of 40.00% is greater than the Maximum Gain of 36.50%, Deutsche Bank AG will pay you a Payment at Maturity of $1,365.00 per $1,000.00 Face Amount of Securities, calculated as follows:

$1,000.00 + ($1,000.00 × Maximum Gain)
$1,000.00 + ($1,000.00 × 36.50%) = $1,365.00

Example 2 — The Final Level of 2,625.00 is greater than the Initial Level of 2,500.00, resulting in an Index Return of 5.00%. Because the Index Return is positive and the product of the Multiplier of 1.50 and the Index Return of 5.00% is less than the Maximum Gain of 36.50%, Deutsche Bank AG will pay you a Payment at Maturity of $1,075.00 per $1,000.00 Face Amount of Securities, calculated as follows:

$1,000.00 + ($1,000.00 × Index Return x Multiplier)
$1,000.00 + ($1,000.00 × 5.00% x 1.50) = $1,075.00

Example 3 — The Final Level of 2,250.00 is less than the Initial Level of 2,500.00, resulting in an Index Return of -10.00%. Because the Index Return of -10.00% is negative, but equal to or greater than the Threshold Percentage of -20.00%, Deutsche Bank AG will pay you a Payment at Maturity of $1,000.00 per $1,000.00 Face Amount of Securities.

Example 4 — The Final Level of 1,500.00 is less than the Initial Level of 2,500.00, resulting in an Index Return of -40.00%. Because the Index Return of -40.00% is negative and less than the Threshold Percentage of -20.00% by 20.00%, Deutsche Bank AG will pay you less than the full Face Amount, resulting in a loss of 1.25% of the Face Amount for every 1.00% by which the negative Index Return is less than the Threshold Percentage, and you will receive a Payment at Maturity of $750.00 per $1,000.00 Face Amount of Securities, calculated as follows:

$1,000.00 + [$1,000.00 × (Index Return – Threshold Percentage) × Downside Participation Factor]
$1,000.00 + [$1,000.00 × (-40.00% - (-20%)) × 1.25] = $750.00

If the Index Return is negative and less than the Threshold Percentage, you will be exposed to the decline of the Index, resulting in a 1.25% loss on the Face Amount for every 1.00% by which the negative Index Return is less than the Threshold Percentage and you will lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The EURO STOXX 50® Index
The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. This is just a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “Indices — EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The graph below illustrates the performance of the EURO STOXX 50® Index from August 21, 2008 to August 21, 2013. The closing level of the EURO STOXX 50® Index on August 21, 2013 was 2,774.58. We obtained the closing levels of the EURO STOXX 50® Index from Bloomberg, and we have not participated in the preparation or verified such information. The historical levels of the EURO STOXX 50® Index should not be taken as an indication of future performance and no assurance can be given as to the Final Level or any future closing level of the Index. We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment and you could lose some or all of the Face Amount at maturity.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity) and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $25.00 per $1,000 Face Amount of Securities. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public listed on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, or to its affiliates at the price to the public indicated on the cover of the pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.